Filed pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 6	File Number 333-167111
(To Prospectus Dated August 10, 2010)

Accuride Corporation

$140,000,000 7.5% Senior Convertible Notes due 2020

Shares of Common Stock

This prospectus supplement supplements the prospectus dated August 10, 2010, previously supplemented on September 1, 2010, October 8, 2010, November 12, 2010, November 16, 2010 and November 18, 2010, relating to the resale from time to time by holders of (a) our 7.5% Senior Convertible Notes due 2020, which we refer to as the notes, (b) shares of our common stock issuable upon conversion of the notes, (c) certain shares of common stock issued to the parties that backstopped the offering of the notes, whom we refer to as the backstop providers, whether pursuant to the backstop or otherwise, on the effective date of the plan of reorganization confirmed by the bankruptcy court on February 18, 2010 in connection with our emergence from Chapter 11 bankruptcy proceedings and (d) the common stock issuable upon exercise of the warrants issued to certain backstop providers. We refer to the common stock being registered pursuant to clauses (b), (c) and (d) of the preceding sentence collectively as registrable common stock.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on November 30, 2010.

You should read this prospectus supplement in conjunction with the accompanying prospectus, including any supplements and amendments thereto.  This prospectus supplement is qualified by reference to the accompanying prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the accompanying prospectus.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 30, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2010

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On November 29, 2010, Accuride Corporation (the “Company”) entered into the First Supplemental Indenture (the “Supplemental Indenture”) to the Indenture, dated February 26, 2010 (the “Indenture”), by and among the Company, certain subsidiaries of the Company, as guarantors, and Wilmington Trust FSB, as trustee, governing the Company’s 7.5% Senior Convertible Notes due 2020 (the “Convertible Notes”).  The Supplemental Indenture was entered into in connection with the settlement of the Company’s offer to convert any and all Convertible Notes into shares of common stock, par value $0.01 per share, of the Company, and the related solicitation of consents from holders of Convertible Notes to certain proposed amendments (the “Conversion Offer”), pursuant to which the Company received the requisite consents for the proposed amendments.

The Supplemental Indenture amends the Indenture to (i) eliminate the conditions to the Company’s optional redemption of the Convertible Notes, which permits the Company to redeem the Convertible Notes pursuant to the terms of the Indenture at par value at any time and (ii) eliminate certain events of default, restrictive covenants and other provisions in the Indenture.

The foregoing description of the Supplemental Indenture is a summary and is qualified in its entirety by reference to the Supplemental Indenture, a copy of which is filed as Exhibit 4.1 hereto and is incorporated by reference herein.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth above under Item 1.01 regarding the Supplemental Indenture is incorporated by reference into this Item 3.03.

Item 8.01.  Other Events.

On November 29, 2010, upon settlement of the Conversion Offer (and after taking into account cash paid in lieu of the fractional shares that would have otherwise been issuable) (i) the Company issued 33,606,177 shares of common stock to holders participating in the Conversion Offer upon conversion of $141,076,966 aggregate principal amount of Convertible Notes accepted for conversion by the Company, and (ii) the $141,076,966 aggregate principal amount of Convertible Notes accepted for conversion was cancelled.  As of November 29, 2010, $4,173,035 aggregate principal amount of Convertible Notes remains outstanding.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

4.1                            First Supplemental Indenture, dated November 29, 2010.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

Date:	November 30, 2010	/s/ Stephen A. Martin
Stephen A. Martin
Senior Vice President / General Counsel

3

EXHIBIT INDEX

Exhibit No.	Description
4.1	First Supplemental Indenture, dated November 29, 2010.

4

EX-4.1

Execution Version

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture, dated as of November 29, 2010 (this “Supplemental Indenture”), among ACCURIDE CORPORATION, a Delaware corporation (together with its successors and assigns, the “Company”), the Company’s domestic subsidiaries, each named in the signature pages hereto (each, a “Guarantor” and, collectively, the “Guarantors”) and WILMINGTON TRUST FSB, as trustee (together with its successors and assigns, in such capacity, the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have executed and delivered the Indenture, dated as of February 26, 2010 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of the Company’s 7.5% Senior Convertible Notes due 2020;

WHEREAS, there are now outstanding under the Indenture, Notes in the aggregate principal amount of $145,250,001;

WHEREAS, Section 902 of the Indenture provides that the Company and the Trustee may, with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (the “Requisite Consents”), enter into a supplemental indenture for the purpose of amending the provisions of the Indenture and the Notes listed herein;

WHEREAS, pursuant to Section 1404 of the Indenture, the Company has offered to increase the Conversion Rate for Holders of Notes who surrender their Notes for conversion into shares of our common stock and deliver consents to the proposed amendments to the Indenture set forth below in Article I (the “Amendments”) in accordance with the terms and subject to the conditions described in an amended and restated offer to convert and consent solicitation/prospectus and related letter of transmittal and consent, dated as of November 19, 2010, as amended and supplemented from time to time (the “Conversion Offer and Consent Solicitation”);

WHEREAS, the Company has solicited consents to the Amendments from each Holder of Notes;

WHEREAS, the Amendments require the consent of at least a majority in aggregate principal amount of the Outstanding Notes, and the Company has received and delivered to the Trustee the Requisite Consents to effect the Amendments;

WHEREAS, the Company and the Guarantors have been authorized by resolutions of their respective boards of directors, board of managers or other governing body, as applicable, to enter into this Supplemental Indenture and have requested that the Trustee join the Company and the Guarantors in the execution of this Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by law, by the Indenture and by the certificate of incorporation and by-laws, or other governing documents, as applicable, of the Company and the Guarantors to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee hereby agree as follows:

ARTICLE I

AMENDMENTS TO THE INDENTURE

Section 1.1                                      Amendments to the Indenture.  Upon written notification to the Trustee by the Company on November 29, 2010 (the “Settlement Date”) that the Company has received the Requisite Consents approving the Amendments pursuant to the Conversion Offer and Consent Solicitation at or prior to the expiration date (as defined in the Conversion Offer and Consent Solicitation) in accordance with the terms and conditions of the Conversion Offer and Consent Solicitation (without further act by any Person):

(a)                                  the Company shall be released from its obligations under the following sections of the Indenture, which are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]” (and the form of Note shall be amended to reflect such deletions): Section 1005 (Payment of Taxes and Other Claims); Section 1006 (Maintenance of Properties); Section 1007 (Additional Interest Notice); Section 1008 (Compliance with Laws); Section 1009 (Limitation on Restricted Payments); Section 1010 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock); Section 1011 (Limitation on Liens); Section 1012 (Limitation on Transactions with Affiliates); Section 1013 (Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries); Section 1014 (Limitation on Guarantees of Indebtedness by Restricted Subsidiaries); Section 1017 (Limitation on Sales of Assets); Section 1018 (Statement by Officers as to Default); and Section 1108 (Offer to Purchase by Application of Excess Proceeds);

(b)                                 failure to comply with the terms of any of the foregoing sections of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture;

(c)                                  Sections 401(2), (3) and (4) of the Indenture are hereby deleted in their entirety and replaced with the phrase “[Intentionally Omitted]”;

(d)                                 the occurrence of the events described in Sections 501(v), (vi), (vii), (viii) and (ix) of the Indenture shall no longer constitute Events of Default, and each such subsection is hereby deleted in its entirety and replaced with the phrase “[Intentionally Omitted]”;

(e)                                  Sections 801(iii) and (iv) of the Indenture are hereby deleted in their entirety and replaced with the phrase “[Intentionally Omitted]”;

(f)                                    Section 802(b) of the Indenture is hereby deleted in its entirety and replaced with the phrase “[Intentionally Omitted]”;

(g)                                 Section 1019 of the Indenture is hereby replaced in its entirety with the following:

“SECTION 1019. COMMISSION REPORTS AND REPORTS TO HOLDERS.

The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall at all times comply with Section 314(a) of the TIA.”

(h)                                 Sections 1304(ii), (iii), (iv), (v), (vi) and (vii) of the Indenture are hereby deleted in their entirety and replaced with the phrase “[Intentionally Omitted]”, and any other conditions limiting a legal defeasance or a covenant defeasance set forth in the Indenture or the Notes (other than Section 1304(i) of the Indenture) are hereby deleted;

(i)                                     all definitions set forth in Section 101 of the Indenture that relate to defined terms used solely in covenants or sections deleted by this Supplemental Indenture shall be deleted in their entirety, all references to sections of the Indenture that are used exclusively in the text of the Indenture that are being otherwise eliminated by this Supplemental Indenture shall be deleted in their entirety, and such definitions and references shall be of no further force and effect; and

(j)                                     The first paragraph of Section 5 (Redemption) of each Note (and the form of Note) is hereby replaced in its entirety with the following:

“Optional Redemption.  The Notes shall be redeemable by the Company, in whole or in part, at any time, at a price equal to 100% of the principal amount of the Notes to be redeemed, plus, except as described below, any accrued and unpaid interest, Special Interest, if any, up to the Redemption Date.”

ARTICLE II

MISCELLANEOUS

Section 2.1                                      Instruments To Be Read Together.  This Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together.

Section 2.2                                      Confirmation.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 2.3                                      Terms Defined.   Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Section 2.4                                      Trust Indenture Act Controls.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by the Trust Indenture Act of 1939, as amended, shall control.

Section 2.5                                      Headings.  The headings of the Articles and Sections of this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 2.6                                      Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 2.7                                      Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 2.8                                      Effectiveness; Termination.  The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Sections 902 and 903 of the Indenture, provided that the Conversion Offer and Consent Solicitation has been completed.

Section 2.9                                      Acceptance by Trustee.  The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.10                                Responsibility of Trustee.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Company and not of the Trustee and the Trustee assumes no responsibility for the correctness thereof.

Section 2.11                                Endorsement and Change of Form of Notes.  Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of November 29, 2010, certain optional redemption provisions, restrictive covenants of the Company and certain of the Events of Default and other provisions have been deleted or modified, as provided in the Supplemental Indenture, dated as of November 29, 2010.  Reference is hereby made to such Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

ACCURIDE CORPORATION

By:	/s/ Stephen A. Martin
	Name:	Stephen A. Martin
	Title:	Senior Vice President/General Counsel

Guarantors:

ACCURIDE CUYAHOGA FALLS, INC.
ACCURIDE HENDERSON LIMITED LIABILITY COMPANY
ACCURIDE DISTRIBUTING, LLC
ACCURIDE EMI, LLC
AOT INC.
BOSTROM HOLDINGS, INC.
BOSTROM SEATING, INC.
BOSTROM SPECIALTY SEATING, INC.
BRILLION IRON WORKS, INC.
ERIE LAND HOLDING, INC.
FABCO AUTOMOTIVE CORPORATION
GUNITE CORPORATION
IMPERIAL GROUP HOLDING CORP. – 1
IMPERIAL GROUP HOLDING CORP. – 2
JAII MANAGEMENT COMPANY
TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
TRUCK COMPONENTS INC.

By:	/s/ Stephen A. Martin
	Name:	Stephen A. Martin
	Title:	Secretary

Signature Page to Supplemental Indenture

AKW GENERAL PARTNER L.L.C.

By: Accuride Corporation, as Sole Member

By:	/s/ Stephen A. Martin
	Name:	Stephen A. Martin
	Title:	Senior Vice President/General Counsel

ACCURIDE ERIE L.P.

By: AKW General Partner L.L.C., as General Partner

By: Accuride Corporation, as Sole Member

By:	/s/ Stephen A. Martin
	Name:	Stephen A. Martin
	Title:	Senior Vice President/General Counsel

IMPERIAL GROUP, L.P.

By: Imperial Group Holding Corp. — 1, its General Partner

By:	/s/ Stephen A. Martin
	Name:	Stephen A. Martin
	Title:	Secretary

Signature Page to Supplemental Indenture

WILMINGTON TRUST FSB, as Trustee

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

Signature Page to Supplemental Indenture